HART & TRINEN, LLP
                                ATTORNEYS AT LAW
                             1624 Washington Street
                                Denver, CO 80203
William T. Hart, P.C.              ________           Email:  harttrinen@aol.com
Donald T. Trinen                                      Facsimile:  (303) 839-5414
                               (303) 839-0061
--

Will Hart
                               September 12, 2011


Sirimal R. Mukerjee
Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549

      Re:   Synergy Resources Corporation
            Registration Statement on Form S-1
            File No. 333-17256

     This office represents Synergy Resources Corporation (the "Company"). Amendment No. 1 to the Company's Registration Statement on Form S-1 has been filed with the Commission. With respect to the comment received from the staff by letter dated March 4, 2011, revisions shave been made to the Registration Statement to address previous staff comments pertaining to the Company's 1934 Act reports.

     If you should have any questions concerning the foregoing, please do not hesitate to contact the undersigned.

                                Very Truly Yours,

                                HART & TRINEN, L.L.P.


                                /s/ William Hart

                                William T. Hart